                       AMENDMENT NO. 1 TO THE AGREEMENT
             AND PLAN OF MERGER OF PREMIER NATIONAL BANCORP, INC.
                     WITH AND INTO OLYMPIA FINANCIAL CORP.

     THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER ("Amendment") is entered into as of October 26, 2000, by and between PREMIER NATIONAL BANCORP, INC. ("Seller"), a New York corporation, and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of the Purchaser, and joined in by M&T BANK CORPORATION ("Purchaser"), a New York corporation.

                                  WITNESSETH
                                  ----------

     WHEREAS, the parties hereto have entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") and an Agreement and Plan of Merger ("Merger Agreement"), both dated as of July 9, 2000; and

     WHEREAS, the parties hereto desire to amend the Merger Agreement in accordance with the terms herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

     1. Capitalized terms defined in the Merger Agreement and used herein shall have the same meanings as in the Merger Agreement.

     2. Section 3(d) of the Merger Agreement is amended and restated to read as follows:

           "(d) Notwithstanding any other provision contained in this Plan of Merger, 50% of the total number of shares of Seller Common Stock outstanding on July 9, 2000, less (i) the aggregate number of shares of Seller Common Stock acquired by Purchaser after July 9, 2000 and (ii) the greater of zero (0) shares or the aggregate number of shares of Seller Common Stock acquired by Seller after July 9, 2000 (other than shares acquired by Seller in accordance with Seller's past practice as Previously Disclosed pursuant to Section 4.7(b)(5) of the Reorganization Agreement) net of the number of shares issued after that date as permitted by the Reorganization Agreement prior to the Effective Time (the "Stock Conversion Number"), shall be converted into the Stock Consideration and the remaining outstanding shares of Seller Common Stock, other than shares cancelled pursuant to Section 2 of this Article 5, shall be converted into the Cash Consideration (the total of all shares of Seller Common